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IMATION CORP.

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Imation Issues Letter to Shareholders Regarding Upcoming Annual Meeting

Shareholders Have A Clear Choice: Imation’s Board’s Full Commitment to the Fulsome Strategic Alternatives Process Underway to Maximize Value for ALL Shareholders Versus The Clinton Group’s Undefined and Potentially Self-Serving Scheme

Urges Shareholders to Vote FOR the Company’s Director Nominees on the WHITE Proxy Card

OAKDALE, Minn. (April 10, 2015) – Imation (NYSE: IMN) (the “Company”), a global data storage and information security company, today announced that it has mailed a letter to shareholders in connection with the Company’s 2015 Annual Meeting of Shareholders, scheduled for May 20, 2015. The Imation Board of Directors unanimously recommends that shareholders vote the WHITE proxy card FOR the Company’s three highly qualified and experienced director nominees: Mark E. Lucas, L. White Matthews, III and David B. Stevens.

The full text of the letter follows:

April 10, 2015

Dear Fellow Shareholder:

We are writing to you today regarding Imation Corp.’s (“Imation” or the “Company”) upcoming Annual Meeting of Shareholders, which will be held on May 20, 2015. At this meeting you will be asked to make an important decision regarding the future of Imation. We urge you to protect the value of your investment by voting on the enclosed WHITE proxy card “FOR” our experienced and highly qualified Director nominees: Mark E. Lucas, L. White Matthews, III and David B. Stevens.

The Imation Board of Directors (the “Board”) and management team are firmly committed to further improving the Company’s operating and financial results and delivering short and long-term shareholder value by making us a stronger, leaner and more focused organization. To achieve this, our primary focus is completing Imation’s strategic evolution to become a pure-play, global leader in data-storage and security solutions. Since 2012, this transformation has involved a major restructuring to create two distinct business units, critical acquisitions to strengthen our storage and security platforms, aggressive downsizing to divest non-core businesses and significant cost reductions through streamlined operations. Imation has made significant progress towards our goal of driving revenue growth in our Tiered Storage and Security (TSS) business and delivering continued positive operating cash flow in our legacy optical tape and media businesses.

As part of the Board and management team’s efforts to deliver value to our shareholders, we are also evaluating a full range of potential scenarios to maximize the value of your investment. In particular, we are working with our financial adviser, Houlihan Lokey, to explore additional options to unlock value embedded within our TSS and Consumer Storage and Accessories (CSA) business units. Once the process is complete, we look forward to sharing the results and our recommendations with you. We believe it is imperative to allow this process to continue unimpeded to explore all the value-enhancing options available to the Company.

Your Board is, and has been, committed to change – from leading a fundamental transformation of Imation’s business model, to fully exploring all of the Company’s strategic alternatives, to significantly refreshing the Board, with one-third of the Directors having been appointed in the last eight months and 80% of the independent directors being added since March 2012. Maintaining the current composition of your Board is vital to ensure the strategic actions being undertaken continue to progress.

Importantly, your Board is aligned with the interests of ALL shareholders. Therefore, it is critical not to allow the considerable progress your Company has achieved over the past three years to be destroyed by nearsighted individuals with self-serving interests who offer NO SPECIFIC PLAN for Imation’s future or any way to create value for shareholders other than The Clinton Group (“Clinton”) and its affiliates.

Your Board has, and shareholders should have, serious concerns regarding Clinton’s intentions. Clinton’s preliminary proxy statement offers no specific plan for enhancing shareholder value and suggests that it may take steps in the future that your current Board and management have already taken or are in the process of implementing. It appears that Clinton may be seeking to use Imation as its acquisition roll up vehicle. Clinton has provided no discussion of what this acquisition “plan” would entail – what would be the targets, pricing, size and financing (including potentially diluting equity issuances)? We find it very troubling that Clinton will only do its due diligence on the Company after it obtains control of the Board. You should know that the Board offered Clinton the opportunity to enter into a customary confidentiality agreement without any standstill provisions that would allow Clinton to more fully understand the complexities of the Company and the benefits of the Board’s strategic plan, but Clinton refused. We are also particularly concerned that Clinton’s plans for the Company could involve ROI Acquisition II, a blank check acquisition vehicle affiliated with Clinton discussed below.

We believe the experience and expertise of your current Directors will be drivers of Imation’s future success. As such, the Board unanimously recommends that shareholders vote the WHITE proxy card to elect ALL THREE of our Director nominees. We strongly urge you not to sign or return any gold proxy card sent to you by Clinton.

YOUR BOARD AND MANAGEMENT TEAM HAVE POSITIONED IMATION

TO BECOME A PURE-PLAY, GLOBAL LEADER IN DATA-STORAGE AND

SECURITY SOLUTIONS THAT IS POSITIONED TO DELIVER SUBSTANTIAL

GROWTH AND SHAREHOLDER VALUE

Imation is a global data storage and data security company with two customer-centric business units: TSS and CSA. Our products and solutions help organizations and individuals store, manage and protect their digital content. We have well-recognized brands, a compelling product line and innovative technology platforms that reach customers in more than 100 countries through our powerful international distribution network. We have a long history as an innovator, and we continue to launch new products that allow large enterprises and individual consumers alike to seamlessly store, secure and access their data. Consistently providing our customers with high quality products and solutions that provide peace of mind is at the core of what we do. To help ensure Imation’s future success we are leveraging the strong cash flows generated by our legacy tape and optical businesses to invest in our higher margin data storage and retail storage business to set the table for ongoing growth.

YOUR BOARD IS LEADING A FUNDAMENTAL TRANSFORMATION OF IMATION’S BUSINESS MODEL – AND THE RESULTS HAVE SHOWN REAL PROGRESS

We have made significant strides towards achieving our goal and look forward to continuing this positive momentum under our existing Board. Among our recent achievements to support future profitable growth, we:

•	Managed Cash Flow: Having taken out more than $100 million in legacy costs since the beginning of our multi-year evolution, we worked to further solidify our balance sheet in 2014. In addition to improving gross margins companywide, we closed the year with almost $115 million in cash and generated positive cash flow for the third and fourth quarters.

•	Stimulated Growth: We have established Storage and Security Solutions as a significant growth business through a series of strategic acquisitions and the introduction of new products; after posting sequential gains in the second and third quarters of 2014, this unit then reported year-over-year (as well as sequential) revenue increases in the fourth quarter.

•	Drove Efficiencies Across the Organization: A top priority was to carefully manage our legacy media businesses to maximize cash generation to invest in our growth agenda.

•	Invested in Innovation: Our teams launched new, higher margin data storage and retail storage products to set the table for ongoing growth. These products include the IronKey™ Enterprise H300 USB 3.0 Hard Drive and the NST™2000 and NST4000 storage solutions as part of the Nexsan™ family, and different combinations of our products can be offered as part of our Secure Data Movement Architecture (SDMA). We are also highly encouraged by the additional Fortune 500 customers certifying our PC-On-A-Stick™ devices using Microsoft Windows to Go. We believe Microsoft’s expected release of Windows 10 later this year will be a catalyst for driving our PC-On-A-Stick revenues. Our Storage and Security Solutions revenue in the fourth quarter of 2014 was $36.9 million, up from $33.5 million in the fourth quarter of 2013, and we expect it to continue to grow in 2015.

•	Strengthened our Nexsan Sales and Engineering Teams: To develop incremental business in Europe and Asia, as well as engineering resources to expand our product portfolio, we added data storage talent to Nexsan, one of our priority growth businesses. These efforts showed positive results, as we posted both sequential and year-over-year revenue growth in the brand.

Your Board and management team are laser focused on creating superior value for ALL Imation shareholders. We have taken, and will continue to take, the necessary steps to drive high performance and long-term profitable growth across our business segments. Despite repeated requests, Clinton has failed to offer any compelling insights or recommendations as to how it intends to increase shareholder value. The “plan” presented in its preliminary proxy, which appears to involve using Imation to launch an undefined and potentially expansive acquisition strategy at your risk and expense, has further reinforced our belief that Clinton is seeking to gain control of your Board to advance its own self-serving agenda.

YOUR BOARD IS HIGHLY QUALIFIED AND INDEPENDENT, WITH SIGNIFICANT RELEVANT EXPERIENCE TO OVERSEE THE SUCCESSFUL COMPLETION OF IMATION’S STRATEGIC TRANSFORMATION

The composition of your Board is something we take very seriously, and we believe the experience, expertise and lack of self-interest of your current Directors is essential to completing Imation’s strategic transformation. We have taken careful measures to add individuals to our Board who have direct relevant experience and stature, which is reflected in the appointments of Dr. Geoff Barrall and Tony Brausen within the last eight months. Together, these highly qualified individuals have brought an intimate understanding of the storage landscape, deep operational experience and broad-based finance and management experience, which will continue to prove invaluable to the Company moving forward. It is also important to note that more than 50% of Imation’s business is derived through the retail channel, so the Board needs relevant representation for oversight of this business in addition to strictly commercial data storage channels. Your Board is committed to bringing in fresh perspectives, and its current Director nominees fulfill the essential requirements for effective governance of a global organization that is undergoing a highly strategic transformation and a fulsome strategic alternatives review process.

Your Board’s nominees have the right experience to oversee the ongoing execution of Imation’s current strategy and enhance shareholder value:

•	Mark E. Lucas is Imation’s President and Chief Executive Officer, and has helped to orchestrate and oversee the Company’s strategic transformation. He brings to Imation extensive commercial and consumer trade channel experience and a strong international business background. These are important attributes as the majority of Imation’s revenue is derived from these channels and more than 50% of its business is done outside the U.S. Mr. Lucas’ in-depth knowledge of Imation’s operations provides the Board with detailed and specific insight that is essential for effective operation and governance of the Company. Prior to joining Imation in 2009, Mr. Lucas served as Chief Executive Officer of Geneva Watch Group and Altec Lansing Technologies and oversaw their corporate turnarounds.

•	L. White Matthews, III has extensive knowledge of Imation through his tenure as Non-Executive Chairman. He brings to Imation valuable corporate governance experience having served on the Board of several public and privately-held companies. Mr. Matthews has played a key role in refreshing Imation’s Board with new, proven talent to further advance the Company’s strategic transformation. As an established financial leader who has held a variety of executive positions, Mr. Matthews has led several divestitures, acquisitions and restructuring activities across multiple industries.

•	David B. Stevens brings over 20 years of experience in the enterprise networking, security and data storage industries to Imation’s Board. He was specifically recruited to join the Board for his broad knowledge and expertise in the data storage industry and his intimate understanding of its competitive landscape. He most recently served as Chief Technology Officer and Vice President of Corporate Development at Brocade Communications Systems, Inc. Prior to his tenure at Brocade, Mr. Stevens held leadership positions and was highly involved in the successful growth of Nortel, Bay Networks and SynOptics Communications. Mr. Stevens’ knowledge of the competitive framework in the data storage and security markets has been, and will continue to be, highly valuable to Imation.

Your Board believes that its range of skills and track record demonstrate its proficiency in all key aspects of the business. Clinton’s slate of director nominees has no significant experience leading the operations or strategic direction of a public company and lacks deep institutional knowledge of your Company. Your Board urges you to protect the value of your investment – DO NOT let Clinton supplant your highly qualified Directors with inexperienced individuals who prioritize their interests over those of all shareholders.

WE BELIEVE CLINTON IS SEEKING TO TAKE CONTROL OF YOUR COMPANY

FOR THEIR OWN BENEFIT

Clinton has submitted a slate of nominees that do not know Imation and is attempting to gain control of your Company without paying any control premium to pursue its own, undefined, self-interested goals. Equally as egregious, Clinton intends for its nominees to assume executive roles with compensation they will determine.

You should be aware that Clinton owns just over 3% of your Company, and has only owned the stock for approximately 6 months. Clinton is seeking more than disproportionate influence over Imation’s direction without offering a legitimate plan for our future or any way to create value for you. Clinton initially approached the Company demanding three Board seats without ever discussing its plans and proposal with the Company – Clinton expected the Company to simply hand over half of the Board seats to its nominees without providing the Company any opportunity to discuss Clinton’s plans and proposal in a reasonable and appropriate manner. In fact, the first time the Company was provided an opportunity to review the broad outlines of Clinton’s so-called “plan” was when all shareholders were provided the opportunity – the filing by Clinton of its preliminary proxy statement with the Securities and Exchange Commission. Since that time, our efforts to reach a settlement with Clinton have only reinforced our belief that their goal is to control the Company through its Board governance structure.

The unnecessary proxy contest Clinton has launched severely risks disrupting our progress towards maximizing shareholder value if they change control of your Board. You can prevent this from happening by voting the WHITE proxy card “FOR” our experienced and highly qualified Director nominees: Mark E. Lucas, L. White Matthews, III and David B. Stevens.

Clinton seeks to replace your highly qualified Directors with three individuals with highly questionable backgrounds that should raise serious concerns. Based on our extensive due diligence, we do not believe these individuals possess the necessary credentials or track records to serve on your Board:

Robert Fernander has NO public company experience and left his executive post at his former company, Gnodal, under highly suspicious circumstances. Curiously, Mr. Fernander left Gnodal in March 2013, just six months before the company filed for bankruptcy. We find it highly disingenuous that, in its early communication with Imation stating its intent to nominate a slate of director candidates, Clinton implied that Mr. Fernander had successfully positioned Gnodal to be acquired by UK-based supercomputer company, Cray. In reality, Cray purchased assets of Gnodal once it had already entered into receivership. This is a blatant mischaracterization of the value, or lack thereof, that Mr. Fernander delivered to Gnodal’s investors.

Barry Kasoff is marketed as a “restructuring specialist,” yet his tenure on the Board of Directors of EveryWare Global (NASDAQ GM: EVRY), alongside his fellow nominee and Clinton Senior Portfolio Manager Joseph De Perio, would suggest otherwise. For your reference, Mr. Kasoff and Mr. De Perio joined EveryWare’s Board after the company was purchased in May 2013 by ROI Acquisition, a blank check company established by Clinton. Approximately a year after Mr. Kasoff and Mr. De Perio joined the Board, EveryWare’s stock plummeted 91% to $0.90 per share. Over the course of this remarkable destruction of value, EveryWare shut down two factories, defaulted on a loan and furloughed workers. Is this the type of future we want for Imation?

As mentioned earlier in this letter, Clinton and Mr. DePerio formed another blank check company, ROI Acquisition II, which needs to identify an acquisition target by September 20, 2015. If they do not find a company to acquire, they will have to return the money raised to shareholders. Mr. DePerio is the President and Vice Chairman of the Board of ROI Acquisition II, and George Hall, the Founder, Chief Executive Officer and Chief Investment Officer of Clinton, is the Chief Investment Officer and a Director of ROI Acquisition II. Our duties as Imation Directors require us to question Clinton’s true intentions and closely scrutinize their “plan” to enhance the value of our Company. Is Clinton attempting to change control of Imation in order to allow this blank check vehicle to acquire Imation or any of its businesses and thereby advance its own agenda, while in the process stripping you of the opportunity to participate in Imation’s future potential upside or receive higher offers?

There is more to be concerned about. Mr. De Perio’s consistent track record of shareholder value destruction does not end at EveryWare. After Clinton assisted Overland Storage Inc. (NASDAQ: OVRL) in raising capital through a private placement in March 2011, Mr. De Perio was granted a seat on the company’s Board of Directors. At the time of his appointment, Overland’s stock was trading at $11.50 per share. By December 2, 2014, the company’s final day of trading before being acquired by Sphere 3D,

Overland’s stock price had fallen to $3.48 per share, a decrease of almost 70% from when Mr. De Perio joined the Board. During this downward spiral, Overland shares came close to NASDAQ de-listing on multiple occasions, using stock splits and last minute capital infusions to avoid delisting.

IMATION HAS ATTEMPTED TO AVOID A DISRUPTIVE PROXY CONTEST;

CLINTON IS INTENT ON A FIGHT AT ALL COSTS

Consistent with our culture of open shareholder engagement and good corporate governance, your Board has attempted to engage Clinton in discussions to solicit its input. After turning down Imation’s original settlement proposal, Clinton initially indicated that they would enter into a confidentiality agreement with the Company before ultimately refusing to do so. We thought that such an agreement could have furthered our efforts to resolve Clinton’s concerns without the need for a costly, disruptive proxy contest and did not include standstill provisions.

Unfortunately, Clinton countered with an unrealistic offer that was nothing more than a thinly veiled attempt for them to gain control of the Company. They demanded, among other things, that two of the current Directors be replaced with two Clinton Directors, Mr. De Perio and Mr. Fernander, and that Mr. De Perio be named Non-Executive Chairman of the Board. In addition, Mr. De Perio demanded that he and Mr. Fernander be named to chair and to constitute a majority of four Board committees: the Compensation Committee, the Nominating and Governance Committee, a new Alternatives and Capital Allocation Committee that would oversee Imation’s current review of strategic alternatives and the execution of any restructuring alternatives, and a new Disk Storage Committee to oversee the strategy and management of the Company’s Nexsan, Ironkey and mobile security businesses.

Given the fact that Clinton has an ownership interest in the Company of just over 3% and that they lack a demonstrable plan to increase shareholder value, the Board reviewed Clinton’s proposal and determined it would be unwise to allow them such control over the Board’s governance structure and processes, including critical processes involving Imation’s review of strategic alternatives and future direction. The Board offered a counterproposal giving Clinton the opportunity to name one director to replace one of the existing Directors on the Imation Board and to add a new independent director agreed upon by both Imation and Clinton. This counterproposal was immediately rejected by Mr. De Perio.

Showing an unwillingness to enter into any form constructive dialogue with the Company, Clinton has instead elected to pursue a costly and distracting proxy contest. We fear this will prove to be highly disruptive, both to our normal business operations and current comprehensive and independent review of strategic alternatives. If Clinton’s objective is to acquire a part or all of Imation, we urge them to participate in the strategic considerations process as prospective buyers, competing with other prospective buyers in a fair process designed to maximize the value for all shareholders.

Again, it is our firm belief that Clinton has NO real strategy other than to change control of your Board to pursue its own interests. Rather than improving the fundamental foundation on which the long-term value for all shareholders rests, they are focused on their own personal agenda. Conversely, your existing Board is actively engaged in the oversight of the Company’s strategy and is committed to delivering results while serving the best interests of all Imation’s shareholders. The recent announcement that the Board is exploring ALL strategic alternatives is a critical example of that oversight and commitment. Your Board and management have the commitment and strategy to enhance value for ALL shareholders, and not a select few.

PROTECT THE FUTURE OF IMATION:

PLEASE VOTE THE WHITE PROXY CARD TODAY

We believe Imation shareholders can protect the value of their investment by voting “FOR” our experienced and highly qualified Director nominees: Mark E. Lucas, L. White Matthews, III and David B. Stevens.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do NOT return or otherwise vote any gold proxy card sent to you by Clinton. If you have previously submitted a gold proxy card sent to you by Clinton, you can automatically revoke it by signing, dating and returning the enclosed WHITE proxy card in the accompanying envelope. We appreciate your continued loyalty and support. If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated toll-free at (877) 717-3898.

We are extremely honored to serve on behalf of you, our shareholders. Your Board and management team are committed to acting responsibly and to maximizing the value of your investment.

On behalf of the Board, thank you for your continued support.

Sincerely,

L. White Matthews, III	Mark E. Lucas
Non-Executive Chairman of the Board	President and Chief Executive Officer

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